Exhibit 99.1

News From

Buena, NJ 08310

Release Date: April 28, 2016

Contact:	Jenniffer Collins Teligent, Inc. (856) 697-4379 www.teligent.com

TELIGENT, INC. ANNOUNCES FIRST QUARTER 2016 RESULTS

Total Revenue Growth of 47% Over 2015, Driven by Expansion of Injectable Business

BUENA, NJ – (PRNewswire) – Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights

•	Total revenues of $15.7 million in the first quarter of 2016, an increase of 47% over the same quarter in 2015.

•	Total net revenues generated from the sale of our generic topical and injectable pharmaceutical products for the three months ended March 31, 2016 and 2015 of $9.2 million and $8.1 million, respectively.

•	Total revenues generated from contract manufacturing services for the three months ended March 31, 2016 and 2015 of $6.5 million and $2.6 million, respectively.

•	Gross margin for the three months ended March 31, 2016 equaled 51% as compared to 53% in the same period of 2015.

•	Operating income was $0.8 million in the first quarter of 2016 compared to $1.1 million in the same period in 2015.

•	Our operating results in the first quarter of 2016 include $3.7 million in research and development costs, compared to $2.6 million in the same period in 2015.

•	Adjusted EBITDA (as defined and reconciled to GAAP) for the three months ended March 31, 2016 and 2015 was $2.8 million and $1.7 million, respectively.

•	Adjusted earnings per fully diluted share (as defined and reconciled to GAAP) for the three months ended March 31, 2016 and 2015 was $0.02 and $0.00, respectively.

•	As a result of the fluctuation in foreign exchange rates during the first quarter of 2016, we recorded a non-cash gain in the amount of $1.6 million related to the foreign currency translation of our intercompany loans to three of our wholly owned subsidiaries.

•	The Company filed three abbreviated new drug applications, or ANDAs in the first quarter of 2016 with the US Food and Drug Administration (FDA).

•	The Company received two product approvals in the first quarter of 2016 from the FDA.

•	The Company launched Cefotan® (Cefotetan disodium for Injection) and lidocaine 5% ointment in March of 2016.

Teligent’s President and Chief Executive Officer, Jason Grenfell-Gardner, stated, “The Teligent team had a strong start to 2016. We received approval from the FDA for two products in the first quarter. We launched Cefotan® (Cefotetan disodium for injection) and lidocaine 5% ointment in March and anticipate launching desoximetasone ointment USP 0.25% during the second quarter. With these product launches, we now market nine products in sixteen presentations in our own label in the US generic topical market, and another four products in nineteen presentations in the US injectable market as well as eighteen products in thirty-four presentations in the Canadian injectable market. Our partner received approval for flurandrenolide cream, a product we developed for them and we anticipate manufacturing that product for our partner in the coming weeks.”

Mr. Grenfell-Gardner continued, “During the first quarter of 2016, Teligent submitted three ANDAs to the FDA bringing our total number of ANDAs pending at the FDA to thirty-four. Based on IMS Health data as of February, 2016, the current total addressable market of these pipeline ANDAs is estimated at $1.5 billion, excluding our three remaining partnered submissions. Notably, approximately 75% of the total addressable market in our pipeline relates to submissions filed in GDUFA Year 3 or later. Our recent approvals and the continued increased rate of review of our pending applications at the FDA, we believe, is evidence that the implementation of the GDUFA is working. We also have four applications pending with Health Canada for our Canadian injectable business.”

“We have also made significant progress on our facility expansion in Buena, New Jersey, to support our increased activity. The renovation and expansion of the facility is on track with construction work already started and long lead-time equipment ordered for delivery later this year.”

“Revenue from the Teligent portfolio of injectable and topical products was $9.2 million for the quarter, a 13.5% increase over the same quarter last year. This growth has been driven largely by our entry into the specialty generic injectable market. In the first quarter of 2016, just over 30 percent of our revenue was driven by our Teligent injectable products in both the United States and Canada compared to zero in the first quarter of 2015. The team continues to focus on the execution of our TICO strategy to expand our specialty generic pharmaceutical product portfolio in the topical, injectable, complex, and ophthalmic markets.”

The Company will hold a conference call at 4:15 pm ET today, Thursday, April 28, 2016 to discuss the 1st quarter 2016 results.

The Company invites you to listen to the call by dialing 1-888-346-3479. International participants should call 1-412-902-4260. Canadian participants should call 1-855-669-9657. Participants should ask to be joined into the Teligent, Inc. call.

This call is being webcast by MultiVu (a PR Newswire Company) and can be accessed in the Investor Relations Section of Teligent Inc.'s website at www.teligent.com.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA and Adjusted EBITDA which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before research and development costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

Interest expense, net

Provision for income taxes

Depreciation and amortization

Amortization of intangibles

Inventory step up and acquisition costs related to acquisitions

Non-cash expenses, such as share-based compensation expense, and preferred stock dividend

Less: change in the fair value of derivative liability

Foreign currency exchange gain

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance (i.e. fair value adjustments to the derivative liability).

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before research and development costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense.  Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before research and development costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

TELIGENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2016 and 2015

(in thousands, except shares and per share information)

(Unaudited)

	March 31,	March 31,
	2016	2015
Revenues:
Product sales, net	$15,422	$10,510
Research and development income	68	51
Licensing, royalty and other revenue	167	110
Total revenues	15,657	10,671

Costs and Expenses:
Cost of revenues	7,702	5,043
Selling, general and administrative expenses	3,407	1,900
Product development and research expenses	3,711	2,630
Total costs and expenses	14,820	9,573
Operating income	837	1,098

Other Income (Expense):
Change in the fair value of derivative liability	-	8,625
Foreign currency exchange gain	1,553	-
Interest and other expense, net	(3,318)	(3,168)
Income (loss) before income tax expense	(928)	6,555

Income tax expense	22	-

Net income (loss)	$(950)	$6,555

Basic earnings (loss) per share	$(0.02)	$0.12
Diluted earnings (loss) per share	$(0.02)	$0.01

Weighted average shares of common stock outstanding:
Basic	53,031,351	52,841,900
Diluted	53,031,351	67,210,177

The accompanying notes are an integral part of the condensed consolidated financial statements.

TELIGENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	March 31, 2016	December 31,
	(Unaudited)	2015*
ASSETS
Current assets:
Cash and cash equivalents	$87,040	$87,191
Accounts receivable, net	13,159	14,028
Inventories	10,091	8,985
Prepaid expenses and other receivables	7,450	6,597
Total current assets	117,740	116,801
Property, plant and equipment, net	11,125	8,706
Debt issuance costs, net	3,830	4,027
Intangible assets,net	54,916	54,320
Goodwill	459	426
Other	474	482
Total assets	$188,544	$184,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,437	$3,955
Accrued expenses	8,163	6,267
Deferred income, net	324	476
Capital lease obligation, current	40	70
Total current liabilities	12,964	10,768

Convertible 3.75% senior notes, net of debt discount (face of $143,750)	108,800	106,991
Deferred tax liability	261	244
Total liabilities	122,025	118,003

Stockholders’ equity:
Common stock, $0.01 par value, 60,000,000 shares authorized;
53,059,273 and 53,000,689 shares issued and outstanding
as of March 31, 2016 and December 31, 2015, respectively	550	549
Additional paid-in capital	100,011	99,258
Accumulated deficit	(33,868)	(32,918)
Accumulated other comprehensive loss, net of taxes	(174)	(130)
Total stockholders’ equity	66,519	66,759
Total liabilities and stockholders' equity	$188,544	$184,762

*Derived from the audited December 31, 2015 financial statements

TELIGENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2016 and 2015

(in thousands)

	March 31,	March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(950)	$6,555
Non-cash expenses (income)	2,198	(6,289)
Changes in operating assets and liabilities	1,534	(380)

Net cash provided by (used in) operating activities	2,782	(114)

Net cash used in investing activities	(2,916)	(1,711)

Net cash used in financing activities	(65)	(27)

Effect of exchange rate on cash and cash equivalents	48	-
Net decrease in cash and cash equivalents	(199)	(1,852)
Cash and cash equivalents at beginning of period	87,191	158,883

Cash and cash equivalents at end of period	$87,040	$157,031

TELIGENT, INC. AND SUBSIDIARIES

GROSS TO NET CALCULATION

(in thousands)

	Three months ended March 31,
	2016	2015

Gross product sales	$26,823	$22,307

Reduction to gross product sales:
Chargebacks and billbacks	12,345	12,512
Sales discounts and other allowances	5,287	1,699
Total reduction to gross product sales	17,632	14,211

Product sales, net	9,191	8,096

Contract manufacturing product sales	6,231	2,414

Total product sales, net	$15,422	$10,510

TELIGENT, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in thousands)

	Three months ended March 31,
	2016	2015

Net income (loss)	$(950)	$6,555

Depreciation and amortization expense	174	143
Amortization of intangibles	705	30
Interest expense, net	1,313	1,384
Non-cash interest expense	2,005	1,785
Provision for income taxes	22	-
EBITDA	3,269	9,897

Inventory step-up, related to acquisition	343	-
Foreign currency exchange gain	(1,553)	-
Stock-based compensation expense	753	378
Change in the fair value of derivative liability	-	(8,625)
Acquisition costs	-	-
Adjusted EBITDA	2,812	1,650

Product development and research expenses	3,711	2,630

Adjusted EBITDA, before R&D costs	$6,523	$4,280

TELIGENT, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP ADJUSTED NET INCOME

(in thousands, except share and per share information)

	Three months ended March 31,
	2016	2015

Net income (loss)	$(950)	$6,555

Non-cash interest expense	2,005	1,785
Acquisition costs	-	-
Provision for income taxes	22	-
Amortization of intangibles	705	30
Inventory step-up, related to acquisition	343	-
Foreign currency exchange gain	(1,553)	-
Non-cash stock-based compensation expense	753	378
Change in the fair value of derivative liability	-	(8,625)
Adjusted net income	$1,325	$123

Non-GAAP adjusted net income (loss) per diluted share	$0.02	$0.00

Weighted average shares of common stock outstanding:
Diluted	53,031,351	67,210,177